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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (Amendment No.       )*
                                         ------

                       FAMOUS DAVE'S OF AMERICA, INC.
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                              (Name of Issuer)

                        COMMON STOCK $.01 PAR VALUE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                307068106
                     ----------------------------------
                              (CUSIP Number)

                             DECEMBER 31, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)
     / / Rule 13d-1(c)
     / / Rule 13d-1(d)






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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 307168106                  13G                      Page 2 of 5 pages
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 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).
             Jess S. Morgan & Company, Inc.
             65-2493169
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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /

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 (3) SEC USE ONLY


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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

             California corporation.
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 NUMBER OF SHARES             (5) SOLE VOTING POWER
  BENEFICIALLY                      None.
    OWNED BY                 --------------------------------------------------
  EACH REPORTING              (6) SHARED VOTING POWER
   PERSON WITH:                     544,850
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    None.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    544,850
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             544,850 Shares of Common Stock, $.01 par value
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(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
             Not Applicable.
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.6%
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(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                    IA
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CUSIP No. 307168106                  13G                      Page 3 of 5 pages
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Item 1.(a)   Name of Issuer
             Famous Dave's of America, Inc.

       (b)   Address of Issuer's Principal Executive Offices

             7657 Anagram, Dr.
             Eden Prairie, MN 55344

Item 2.(a)   Name of Person Filing
Item 2.(b)   Address of Principal Business Office or, if none, Residence
Item 2.(c)   Citizenship

             Jess S. Morgan & Company, Inc.
             5750 Wilshire Blvd., Suite 590
             Los Angeles, CA 90036
             (California Corporation)

Item 2.(d)   Title of Class of Securities

             Common Stock, $.01 par value

Item 2.(e)   CUSIP Number:

             307068106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)   / /   Broker or dealer registered under section 15 of the Act:

                         Not applicable

       (b)   / /   Bank as defined in section 3(a)(6) of the Act:

                         Not applicable

       (c)   / /   Insurance company as defined in section 3(a)(19) of the Act

                         Not applicable

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CUSIP No. 307168106                  13G                      Page 4 of 5 pages
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       (d)   / /   Investment company registered under section 8 of the
                   Investment Company Act:

                         Not applicable

       (e)   /X/   Investment Adviser registered under Section 203 of the
                   Investment Advisors Act of 1940:

                         Not applicable

       (f)   / /   Employee Benefit Plan, Pension Fund which is subject to
                   the provisions of the Employee Retirement Income Security
                   Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                         Not applicable

       (g)   / /   Parent Holding Company in accordance with Rule
                   13d-1(b)(ii)(G) (SEE Item 7):

                         Not applicable

       (h)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                         Not applicable

Item 4.      Ownership

             (a) Amount beneficially owned: 544,850 Shares of Common Stock, $.01 par value.

             (b)   Percent of class: 5.6%

             (c)   Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote: None

                 (ii) Shared power to vote or to direct the vote: 544,850

                (iii) Sole power to dispose or to direct the disposition of:
                      None.

                 (iv) Shared power to dispose or to direct the disposition
                      of: 544,850

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CUSIP No. 307168106                  13G                      Page 5 of 5 pages
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Item 5.      Ownership of Five Percent or Less of a Class.

                         Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                         Not applicable

Item 8.      Identification and Classification of Members of the Group

                         Not applicable

Item 9.      Notice of Dissolution of Group

                         Not applicable

Item 10.     Certification

                        By signing below I certify that, to the best of my
             knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  JANUARY 26, 2001
                                      -----------------------------------------
                                                        Date

                                                /s/ GARY LEVENSTEIN
                                      -----------------------------------------
                                                     Signature

                                      GARY LEVENSTEIN, EXECUTIVE VICE PRESIDENT
                                      JESS S. MORGAN & COMPANY, INC.
                                      -----------------------------------------
                                                     Name/Title